AMENDMENT NO. 4 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of December 31, 2004, is among Genesis Bioventures, Inc., a New York corporation ("Parent"); GBI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Corp."); and Corgenix Medical Corporation, a Nevada corporation ("Target"), and amends that certain Amended and Restated Agreement and Plan of Merger dated as of May 21, 2004 among the parties hereto (the "Original Agreement").

     WHEREAS, the parties to the Original Agreement desire to amend the Original Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises herein made, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.  Amendment and Restatement of Section 14.1(e) of the Original Agreement.
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Section  14.1(e)  is  hereby  amended  and  restated  to  read  as  follows:

     "(e) by Corgenix (acting through its board of directors) if at any time prior to January 15, 2005 Corgenix is not satisfied in its sole discretion with the terms of the Takeout Financing or progress made to complete the Takeout Financing, which date Genesis agrees to consider in good faith amendment further if information from potential investors in the Takeout Financing is not provided, or not provided in detail sufficient for Corgenix to make a fully informed decision at that time); or"

     2. Authorization. This Amendment has been duly executed and delivered by each party hereto and constitutes a valid and binding obligation of each such party, enforceable in accordance with its terms.

     3. No Other Amendments. Except as expressly amended hereby, the provisions of the Original Agreement are and shall remain in full force and effect.

     4. Counterparts and Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement. If any party hereto elects to execute and deliver a counterpart signature page by means of facsimile transmission, it shall deliver an original of such counterpart to each of the other parties hereto within ten days of the date hereof, but in no event will the failure to do so affect in any way the validity of the facsimile signature or its delivery.


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     IN  WITNESS  WHEREOF, the parties have caused this Amendment to be executed as  of  the  date  first  written  above.

GENESIS  BIOVENTURES,  INC.

By:    /s/  E.  Greg  McCartney
Name:  E.  Greg  McCartney
Its:   Chairman  and  CEO

GBI  ACQUISITION  CORP.

By:    /s/  E.  Greg  McCartney
Name:  E.  Greg  McCartney
Its:   Chairman  and  CEO

CORGENIX  MEDICAL  CORPORATION

By:    /s/  Luis  R.  Lopez,  MD
Name:  Luis  R.  Lopez,  MD
Its:   CEO


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